Exhibit 99.1

3Q Par Petroleum Earnings Conference Call

November 19, 2013

Corporate Speakers
• Brice Tarzwell	Par Petroleum	SVP, Chief Legal Officer
• Will Monteleone	Par Petroleum	Chairman, CEO

Participants
• Phil Netwinin		Analyst
• Andrew Shapiro	Lawndale Capital Management	Analyst
• Eric Ward	Becker Drapkin Management	Analyst

PRESENTATION

Operator^ Good day, ladies and gentlemen, and welcome to the Par Petroleum Third Quarter 2013 Earnings Conference Call. My name is Brittany I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to turn the conference over to your host for today, Mr. Brice Tarzwell, Senior Vice President and Chief Legal Officer of Par Petroleum. Please proceed.

Brice Tarzwell^ Good morning, and welcome to Par Petroleum’s Third Quarter 2013 Earnings Conference Call. By now, everyone should have had access to the earnings release and to our Form 10-Q for the third quarter ended September 30, 2013. For a copy of our earnings release or our Form 10-Q, please visit Par Petroleum’s website at www.par-petro.com. This call is being recorded and a replay will be available for seven days. Please see our earnings release for dial-in information.

Before we begin, we’d like to remind everyone comments made today by management during our call may contain forward-looking statements. These forward-looking statements discuss plans, expectations, estimates, and projections that might involved significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements.

Additional information about risk factors and the uncertainties associated with Par Petroleum’s forward-looking statements can be found in the Company’s third quarter earnings release, our Form 10-Q for the third quarter 2013, and in the Company’s other filings with the SEC. Because of these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Par Petroleum disclaims any intention or obligation to update or revise any forward-looking statements.

We’ll next turn to prepared remarks from our Chairman and Chief Executive Officer, Will Monteleone, and then on to Q&A. Will?

Will Monteleone^ Thank you, Brice. Joining me today on the call is Peter Coxon, Chief Operating Officer. We welcome you to the first quarterly conference call we’ve hosted as the new Par Petroleum and look forward to many more. We would also like to thank you for your patience as we digest the acquisition of the Tesoro Hawaii assets and improve upon our investor communications. We are a growing business and look forward to sharing more detailed plans in the coming months.

The format of today’s call will be the following — a review of third quarter results, a brief update on the progress of Hawaii Independent Energy, and a question-and-answer session. Before moving into results, I’d like to take a few minutes to discuss broader strategy.

As some of you know, we have a significant tax asset in the form of a $1.3 billion net operating loss carryforward. In order to unlock this value, we need to remain acquisitive and, as such, are working on multiple opportunities currently. As these opportunities mature, we will communicate as much as possible without jeopardizing our competitive positions.

In addition, we see significant organic growth opportunities inside each of the business units — one, within Piceance Energy we have a significant inventory of undrilled locations that have competitive economics; two, within Texadian we have several projects either under construction or actively under consideration that will fully integrate the logistics positions of the business; and three, within the newly acquired Tesoro Hawaii, now renamed Hawaii Independent Energy, we see opportunity as a result of singular focus on one asset, leading to profit maximization.

There are some excellent synergies between the Texadian business and Hawaii Independent Energy that we hope to foster over time. Texadian’s knowledge of the physical crude markets in North America as well as the rapidly changing fundamentals provide both insight and opportunity for HIE over the medium-term.

Before moving to the review of the third quarter results, first I’d like to give some brief commentary on the basis for the presentation as well as key considerations. Given the significant activity inside Par over the last year, there is limited comparability on a year-over-year basis. However, we will be making some sequential comparisons regarding Texadian and non-operated upstream assets and Piceance Energy as we view those are relevant comparisons.

As most of you are aware, we closed on our acquisition of Tesoro Hawaii on September 25, 2013, resulting in a five-day period included in this quarter’s results. As a result of this brief timeframe and the lack of comparability to prior timeframes, we will abstain from discussing the results of HIE and HIE Retail.

You will note as I go through the presentation we will address each business segment separately and each of the results is consistent with the GAAP prepared numbers. Please note, we will discuss segment-level results which do not include the majority of our general and administrative costs.

Now, moving to the review of the third quarter results, starting first with Texadian. During the third quarter, Texadian generated segment-level revenue of $4.6 million, versus $32.4 million for the second quarter, a decline of approximately $27.9 million.

During the third quarter, Texadian generated segment-level operating income of $1.95 million, which included approximately $600,000 of depreciation and amortization expense, versus $2.1 million of operating income for the second quarter, which included $533,000 of D&A expense.

The sequential change in operating income was a decline of approximately $60,000, despite a $27.9 million decline in segment-level revenue. Year-to-date, Texadian generated $100.4 million and $13.8 million of segment-level revenue and operating income, respectively.

Year-to-date D&A expense totals $1.6 million. The primary driver of the reduction in the Texadian segment revenue was a decline in tow and barge revenue from $29 million during the second quarter to $1.3 million during the third quarter.

Tow and barge revenue has historically been seasonal, as well as driven by fluctuations in differentials between heavy Canadian crude prices and substitute heavy crudes sold on the US Gulf Coast. Differentials during the first and second quarter of 2013 facilitated increased tow and barge activity, while the narrowing of these differentials during the third quarter reduced demand for these barge movements.

As we have mentioned in our press release, the Texadian business is party to a leased tank and dock facility near Wood River, Illinois that is currently under construction. The facility has been partially completed and is currently loading barges over the dock, with Texadian loading out its first barge in mid October.

We anticipate the project will be fully commissioned during early 2014. We also anticipate this facility will allow us to more reliably access crude grades in Midwestern US and drive improved asset utilization of our leased equipment.

Now, moving on to Piceance Energy. During the third quarter, Piceance Energy generated revenue of $14.6 million, versus $15.5 million for the second quarter, a decline of approximately $900,000. During the third quarter, Piceance Energy generated operating loss of $2.1 million, which included approximately $6.9 million of depreciation, depletion and amortization expense, versus $1.7 million of operating income for the third quarter, which included $4.2 million of DD&A expense.

The sequential change in operating income was a decline of approximately $3.8 million, largely driven by higher DD&A expense and lower natural gas prices. Year-to-date, Piceance Energy generated $44 million and a loss of $3.9 million of segment-level revenue and operating income, respectively. Year-to-date DD&A expense totaled $17.6 million.

A couple of other facts about the business we would like to share with you. The entity controls approximately 40,000 net acres in the core of the Piceance Basin, with the vast majority of the land held by production. There are over 390 producing wells with a 99% success rate. The vast majority of the acreage also holds deeper horizons, including the rights for the emerging Mancos/Niobrara play, which has recently been reference by offset operators in the area.

Natural gas liquids and condensate make up about 20% of production on an energy-equivalent basis. Our disclosure of additional information is currently limited by our partnership agreement, and we will endeavor to share more details regarding this operation with you in the future.

Now moving on to our Par non-operated oil and gas assets. And we would like to provide a little bit of background on these assets before beginning. These were residual assets held by the legacy Delta Petroleum and they included upstream oil and gas assets, including minority interest in the Point Arguello unit in offshore California and minority interest in a portfolio of wells drilled by Encana throughout the Piceance Basin and other miscellaneous interests. The revenues and lease operating expenses we recognize on our income statement are associated with these properties.

During the third quarter, the non-operated assets generated a revenue of $2.2 million, flat with the second quarter. During the third quarter, the non-operated assets incurred lease operating expense of $1 million, versus $1.94 million of lease operating expense for the second quarter. The reduction in LOEs was primarily driven by successful workover activities at the Point Arguello unit during the second quarter.

Now moving on to Par overhead costs and trust activities. G&A costs during the quarter were elevated due to transaction and integration costs associated with the closing of the Tesoro Hawaii acquisition. Of the $10.4 million of general and administrative costs incurred during the quarter, we estimate approximately $6 million was related to acquisition and integration costs.

Trust expenses are beginning to wind down as we work to clean up the remaining disputed claims from the bankruptcy. During the third quarter, trust expenses totaled $549,000, a decrease from the second quarter in the amount of $3.87 million. Trust expenses are made up of cash items such as legal expenses and non-cash items such as settlements or crude settlements and shares. As we mentioned in our 10-Q, we had significant activity subsequent to quarter end settling with Macquarie Capital as well as two other smaller disputed unsecured claims.

Now moving to a brief update on Hawaii Independent Energy. Post closing, the plant is running well and we are re-establishing ourselves on the island as a reliable fuel supplier. We are also very excited about the team in Hawaii and they were a key part of our willingness to move forward with the acquisition. We believe with a singular focus on this asset we can maximize profitability and generate attractive returns for all stakeholders.

I would also like to remind folks that this is more than just a refinery, this is an integrated logistics and distribution business that is critical for supplying the state of Hawaii. In addition to the 94,000 barrel a day refinery, there are five refined product terminals, approximately 27 miles of pipeline, a single-point mooring, approximately 5 million barrels of storage, and 31 retail outlets.

Operationally, we are moving in the right direction. As you may be aware, we are currently operating under a transition service agreement with Tesoro Corporation that was part of the Membership Interest Purchase Agreement. Tesoro is providing us with back office functions, including accounting, finance, tax, and IT support. We are deploying significant resources to devise and execute a plan that will allow us to exit the transition service agreements in rapid fashion and stand alone in each of these key functions.

This concludes my prepared remarks, and at this time I’d like to turn it back over to the operator for Q&A.

QUESTION AND ANSWER SESSION

Operator^ (Operator Instructions). And your first question comes from the line of [Phil Netwinin], representing (inaudible). Please proceed.

Phil Netwinin^ Hi, guys. Just a quick question. Are you guys planning on moving the stock to another exchange or do a reverse split or anything like that?

Will Monteleone^ Hi, Phil. This is Will. At this time, we’re actively considering multiple exchanges. I think we have not made any decisions at this point in time, but obviously we see the merits of a larger exchange, but I think we’re evaluating the costs as well.

Phil Netwinin^ Okay, thanks.

Operator^ (Operator Instructions). And your next question comes from the line of Andrew Shapiro, representing Lawndale Capital Management. Please proceed.

Andrew Shapiro^ Hi, thank you. Andrew Shapiro from Lawndale. I was admitted into the call kind of late. I don’t know if you started out or talked about the Company’s substantial net operating losses when it went into bankruptcy and coming out of bankruptcy and also with the new private placement.

Has any change on control been triggered that establishes a cap on the rate in which you can recognize and use the NOL tax shield? And what is the amount and scope of the NOLs as they exist now?

Will Monteleone^ Hi, Andrew. It’s Will. We did begin the call with a brief mention of the net operating loss carryforward position, which is approximately $1.3 billion. And if you read the tax footnote in our filings, that’s currently unrestricted. With the private placement, we did not trigger a change of control underneath the [pipe] and there’s currently no limits on our ability to utilize that NOL.

Andrew Shapiro^ And then a follow-up with that, with respect to the pipe, what kind of percentage room do you have left between what you’ve done so far in your five — in your three-year look-back and the 50% limit?

Will Monteleone^ At this point in time, Andrew, I think — I don’t have that exact detail in front of me, but if you want to schedule a follow-up call we’d be happy to provide that for you.

Andrew Shapiro^ Well, I would like to schedule a follow-up call, but I guess to finalize my frustration I’ve been calling your offices and the IR firm repeatedly and we have yet to get back — a call back and I’m finding that unacceptable, so hopefully this time you would call us back with that answer.

Will Monteleone^ Absolutely.

Andrew Shapiro^ Thank you.

Operator^ And your next question comes from the line of Eric Ward, representing Becker Drapkin Management. Please proceed.

Eric Ward^ Hi. I was also admitted to the call a little bit late, so I apologize if you’ve covered this already. I’m curious if you could talk about the operating metrics that you saw in the refining business during the quarter. I recognize you only owned it for a couple of days this quarter, but if you could kind of speak about the more current trends there, that would be helpful. Thank you.

Will Monteleone^ Hi, Eric, it’s Will. I think at this point in time, given the short duration and the sample size that we’re operating under, we don’t think it’s prudent to disclose that information today. I will say — give you a little bit of information and some thoughts around the refinery and the way to look at this, but I know most people are curious about which is the refinery location (inaudible) the mid-Pacific.

We really believe that the best way to evaluate this is that the US West Coast and the Singapore refinery cash spreads or a similar refinery provide the upper and lower bounds for the potential of Hawaii Independent Energy’s [capillary] refinery. Both of these markets are potential sources for feeding product supplies, so I hope that helps provide a little bit of information.

Eric Ward^ Yes, it does. And do you expect going forward to provide operating statistics similar to what Tesoro used to provide for those facilities?

Will Monteleone^ Yes, we do.

Eric Ward^ Great. Thank you.

Operator^ And there are no further questions in the queue. I will now turn the call over to Will Monteleone. Please proceed.

Will Monteleone^ Sure. Thank you. Well, thank you all for joining us today and spending time to learn about our business. We believe we are building a unique portfolio of energy assets underneath a tax advantaged entity that will ultimately generate excellent returns for stakeholders.

We have excellent exposure to a deep inventory of economic new drill opportunities in a low-cost gas basin, a logistics footprint capable of capturing the disconnects in Canadian heavy crude prices, and lastly both a refinery as well as a critical energy infrastructure in a unique market purchased at an attractive price.

Each of these businesses presents great long-term upside. In the short-term, we are working diligently to integrate HIE into Par so we can be well positioned to search for and close on our next acquisition opportunity. Thank you.

Operator^ Ladies and gentlemen, that concludes the presentation for today’s conference. You may now all disconnect and have a wonderful day.